UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	April 21, 2023

Accelerate Diagnostics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-31822	84-1072256
(Commission File Number)	(IRS Employer Identification No.)

3950 South Country Club Road, Suite 470, Tucson, Arizona	85714
(Address of principal executive offices)	(Zip Code)

(520) 365-3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	AXDX	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 21, 2023, Accelerate Diagnostics, Inc. (the “Company”) entered into a Restructuring Support Agreement (including all exhibits thereto, collectively, the “Restructuring Support Agreement”) with (i) certain holders of the Company’s 2.50% Convertible Senior Notes due 2023 (the “Old Convertible Notes”) (together with holders that subsequently execute a Joinder or Transferee Agreement (each as defined in the Restructuring Support Agreement), the “Consenting Noteholders”), (ii) the holders (together with any holders that subsequently execute a Transferee Agreement, the “Consenting Senior Secured Lenders”) of claims arising from that certain Secured Promissory Note, dated as of August 15, 2022 (the “Senior Secured Claims”) and (iii) the holders (together with any holders that subsequently execute a Transferee Agreement the “Consenting Preferred Shareholders,” and collectively with the Consenting Noteholders and Consenting Senior Secured Lenders, the “Consenting Stakeholders”) of the Company’s Series A Preferred Stock (the “Existing Preferred Interests”). Pursuant to the transactions contemplated by the Restructuring Support Agreement, the Company will be relieved of approximately $92.2 million of outstanding indebtedness and will incur approximately $67.3 million of indebtedness in the form of New Senior Secured Convertible Notes (as defined below) which are expected to have a term of 3.5 years, in each case subject to increase on account of interest accrued from March 15, 2023, and will receive up to approximately $14 million of additional funding (plus up to an additional $20 million of equity funding pursuant to the additional securities purchase agreement referred below). These transactions are expected to result in the issuance of significant amounts of Common Stock and securities convertible into significant amounts of Common Stock as described below.

On the Effective Date (as defined in the Restructuring Support Agreement), the Company expects to enter into the transactions described in this paragraph pursuant to the Restructuring Support Agreement. The Company expects to issue approximately $57.3 million aggregate principal amount of New Senior Secured Convertible Notes to the Consenting Noteholders in exchange for a like aggregate amount of the outstanding existing Old Convertible Notes (plus additional New Senior Secured Convertible Notes in respect of interest accrued on the Old Convertible Notes from March 15, 2023). Separately, subject to agreed allocations, certain Consenting Noteholders have committed to purchase $10 million of additional New Senior Secured Convertible Notes, in the aggregate. The New Senior Secured Convertible Notes are expected to have a term of 3.5 years and would be convertible into up to approximately 93.5 million shares of Common Stock (without giving effect to interest accrued on the Old Convertible Notes since March 15, 2023) at a conversion price of approximately $0.72 per share and would bear interest at a rate of 5% per annum, payable in kind. Interest on the New Senior Secured Convertible Notes would be convertible into up to approximately 18,000,000 shares of Common Stock if held to maturity. The conversion price is subject to adjustment based on the difference between the 31 to 90 day volume-weighted average price, subject to a cap of $0.83 per share. The foregoing amounts are based on the amount of principal and accrued but unpaid interest on the Old Convertible Notes as of March 15, 2023 and the final amounts will be adjusted based on interest accrued on the Old Convertible Notes after March 15, 2023. Pursuant to the Restructuring Support Agreement, the Senior Secured Claims in the aggregate principal amount of $35.9 million (inclusive of accrued interest) would be converted into the Company’s Common Stock at a price of $1.06 per share or approximately 34 million shares valued at $1.06 per share and the Existing Preferred Interests would be converted into 3,954,546 shares of the Company’s Common Stock. Also pursuant to the Restructuring Support Agreement, the Company would enter into an amendment to a securities purchase agreement that it entered into with the Jack W. Schuler Living Trust (the largest shareholder of the Company and an entity affiliated with Jack W. Schuler, a director of the Company, the “Trust”) in March 2022. Pursuant to this amendment, the Company would issue approximately 5 million shares of Common Stock valued at $0.82 per share to the Trust for proceeds of $4 million. Also pursuant to the Restructuring Support Agreement, the Company would enter into an additional securities purchase agreement with the Trust that would require the Trust at the Company’s option to either purchase approximately 14.0 million shares of Common Stock from the Company for aggregate proceeds of $10 million or to backstop a public offering by the Company of Common Stock at market prices for proceeds of $10 million. If other investors purchase $10 million of Common Stock in the public offering, the Trust will have the right, but not the obligation, to purchase up to $10 million of additional shares of Common Stock at the public offering price for the backstopped offering.

The Company and the Consenting Stakeholders agreed to negotiate in good faith to effect the restructuring of the Company’s capital structure (the “Restructuring Transactions”) as an out-of-court restructuring and not involve any judicial proceeding or approval (the “Out-of-Court Restructuring”). The Consenting Noteholders party to the Restructuring Support Agreement as of the date hereof hold 91% in aggregate principal amount of the Old Convertible Notes. In connection with the Out-of-Court Restructuring, holders of no less than 99% in principal amount of the outstanding Old Convertible Notes must agree to exchange their existing Old Convertible Notes for a like aggregate amount of senior secured convertible notes (“New Senior Secured Convertible Notes”). In the event that the requisite consents for the Out-of-Court Restructuring are not obtained by the date provided for in the Restructuring Support Agreement, the Company and Consenting Stakeholders have agreed to consummate the Restructuring Transactions pursuant to a pre-packaged plan of reorganization under chapter 11 of the Bankruptcy Code.

The Restructuring Support Agreement may be mutually terminated by the Company and certain Consenting Stakeholders by written agreement. The Restructuring Support Agreement will automatically terminate immediately upon (a) the date that is 10 days after any third party files involuntary bankruptcy petitions in respect of the Company unless such petitions have been dismissed or (b) the consummation of the Restructuring Transactions on the terms and conditions set forth in the Restructuring Support Agreement. The Company and the Consenting Stakeholders each have termination rights if certain conditions are not met.

In connection with the Restructuring Support Agreement and the transactions contemplated thereby, on April 14, 2023, the Company’s board of directors approved an amendment to the Company’s Certificate of Incorporation to increase the total number of authorized shares of the Company’s capital stock to 455,000,000 shares, of which 450,000,000 shares are to be designated as Common Stock and 5,000,000 shares are to be designated as preferred stock. The adoption of this amendment is subject to the consent of the stockholders of the Company. The Company has filed a proxy statement with the SEC on the date hereof (the “Proxy Statement”) seeking stockholder approval of the amendment in order to enable the Company to restructure the Company’s outstanding Old Convertible Notes, including to be able to reserve for issuance shares of Common Stock that would underlie the New Senior Secured Convertible Notes to be issued in connection with the restructuring. In the Proxy Statement, the Company is also seeking stockholder approval prior to the issuance of the Company’s Common Stock or securities convertible or exercisable into Common Stock in connection with the restructuring in accordance with the NASDAQ Listing Rule 5635(d). These proposals in the Proxy Statement provide additional details concerning the transactions contemplated by the Restructuring Support Agreement.

The foregoing summary of the terms and conditions of the Restructuring Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Restructuring Support Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit
Number	Description
10.1*	Restructuring Support Agreement, dated as of April 21, 2023 between the Company and Consenting Stakeholders

104	Cover Page Interactive Data File (cover page XBRL tags are embedded within the Inline XBRL document)

*	Portions of the exhibit have been redacted because it is both not material and is the type of information that the Company treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERATE DIAGNOSTICS, INC.
(Registrant)
Date: April 21, 2023
/s/ David Patience
David Patience
Chief Financial Officer